Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc.

Thomas E. Newberry

Vice President, Corporate Communications and Government Relations

(508) 370-5374 or tom.newberry@gtc-bio.com

GTC BIOTHERAPEUTICS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

FRAMINGHAM, MA – May 8, 2008 – GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) total net loss for the first quarter of 2008 was $8.2 million, or $0.10 per share, compared with $7.5 million, or $0.10 per share, in the first quarter of 2007. Revenue and expenses were both reduced from the prior period, primarily due to the timing of supplying product in the ATryn® program. Additional delivery of ATryn® to LEO Pharma A/S, GTC’s commercial and development partner for Europe, Canada, and the Middle East, is planned for the second quarter of 2008.

“GTC has continued to make strong operational progress during the first quarter, particularly in the progress of the ATryn® program and the related US BLA submission and review,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “Our partnering activities for the further development and commercialization of ATryn® in the US are advancing, with discussions and negotiations continuing with multiple parties.”

Inspections by the US Food and Drug Administration, or FDA, of the manufacturing and control operations used for production of ATryn® have recently been completed and GTC plans to submit Part 2 of the rolling Biologics License Application, or BLA, including the clinical safety and efficacy data, in the third quarter. We expect a determination regarding our request for priority review status, which would assure a six-month review of the BLA, after Part 2 of the BLA is filed.

ATryn®, our recombinant form of human antithrombin, was the first therapeutic protein produced by transgenic production technology to have obtained regulatory approval when it was approved by the European Commission in 2006. LEO is conducting a phase II dose ranging study of ATryn® as a potential treatment of disseminated intravascular coagulation, or DIC, associated with severe sepsis. We receive payments from LEO for the product used in the phase II clinical study. We will have access to LEO’s phase II study results for use in clinical and regulatory development in the U.S., which is estimated to be a $2 to 3 billion market for the DIC indication. LEO has also established pricing and launched ATryn® in the UK, Ireland, Greece, Denmark and Sweden in the approved indication for the treatment of hereditary antithrombin deficient patients undergoing surgical procedures.

Our collaboration with LFB Biotechnologies includes recombinant human coagulation factors VIIa and IX and a CD20 monoclonal antibody, and we recently announced the further expansion of this collaboration to include recombinant human alpha-1 antitrypsin. The factor VIIa and factor IX programs, as well as the alpha-1 antitrypsin program, are planned to initiate human clinical studies in 2009.

Cash and Investment Position

Our cash and marketable securities at the end of the first quarter of 2008 totaled approximately $11.7 million, a $4.1 million decrease compared to the $15.8 million total at the end of 2007. During the quarter, we received $5.5 million of net proceeds from a placement of common stock to qualified institutional investors in February. Our projected net cash usage for the remaining nine-months of the year is in the range of $17 to 19 million, which is consistent with our previous full year forecasted use of cash. Additional funding is anticipated through payments from new and expanded partnerships, which will reduce the projected net cash burn. Based on our cash balance as of March 30, 2008, as well as projected cash receipts from existing programs, we believe we have the ability to continue our operations through the end of the third quarter of 2008.

Other Financial Results

Revenues were approximately $3.5 million for the quarter, a $1.9 million decrease from the first quarter of 2007. The decrease in revenues was primarily related to the timing of supply of ATryn® to LEO and was partially offset by an increase in the services provided to PharmAthene for development of its Protexia® product.

Costs of revenue and operating expenses totaled $11.7 million in the current quarter, approximately 11% lower than $13.2 million in the first quarter of 2007. The decrease was driven primarily by lower cost of revenue and was partially offset by higher research and development expenses. The first quarter 2008 research and development expenses also included $5.1 million of expenses related to the ATryn® program compared with $4.7 million in the first quarter of 2007. These expenses included costs to manufacture ATryn® in excess of the contracted maximum selling price to LEO, expenses associated with further scale up of the manufacturing process, as well as expenses associated with the US clinical program and regulatory approval process.

The weighted average number of shares outstanding increased from 77.5 million shares for the first quarter of 2007 to 83.2 million shares for the first quarter of 2008. The increase in the weighted average shares outstanding primarily reflect the issuance of common stock in financing transactions. In addition, near the end of the first quarter of 2008, LFB converted most of its preferred shares into 14,500,000 common shares of GTCB. GTC’s total shares of common stock outstanding as of March 30, 2008 was 102,373,007. This conversion simplifies our capital structure and calculation of market capitalization.

Conference Call Information

GTC Biotherapeutics will discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today. The call may be heard through GTC’s web site, http://www.gtc-bio.com. The dial-in number from inside the United States is 1-888-713-4218. The dial-in number from outside the United States is 1-617-213-4870. The participant pass code number is 42440946.

About GTC Biotherapeutics

GTC Biotherapeutics develops, supplies, and commercializes therapeutic proteins produced through transgenic animal technology. ATryn®, GTC’s recombinant human antithrombin, has been approved for use in Europe and has begun the review process in the United States under a rolling Biologics License Application. In addition to ATryn®, GTC is developing a portfolio of recombinant human plasma proteins with known therapeutic properties. These proteins include recombinant forms of human coagulation factors VIIa and IX, which are used for the treatment of hemophilia, and alpha-1 antitrypsin. GTC also has a monoclonal antibody portfolio that includes a monoclonal antibody to CD20 and a monoclonal antibody to CD137. GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enabling cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as proteins that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding prospects for collaborations and business development, the expected net utilization of cash and marketable securities in 2008, the prospects for U.S. partnering of ATryn®, the anticipated clinical development of the DIC indication with LEO, and the timing for FDA review of ATryn®. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, and the risks and uncertainties associated with dependence upon the actions of collaboration partners and regulatory agencies. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended
	March 30, 2008	April 1, 2007
Revenue	$3,545	$5,429

Costs of revenue and operating expenses:
Cost of revenue	1,327	4,164
Research and development	7,704	6,466
Selling, general and administrative	2,711	2,557

	11,742	13,187

Loss from operations	$(8,197)	$(7,758)

Other income (expense):	(26)	249

Net Loss	$(8,223)	$(7,509)

Net loss per common share (basic and diluted)	$(0.10)	$(0.10)

Weighted average number of shares outstanding (basic and diluted)	83,245	77,468

	March 30, 2008	December 30, 2007
Cash and marketable securities	$11,655	$15,765
Other current assets	2,831	1,214
Property and equipment, (net)	14,107	14,449
Other assets	9,014	9,285

Total assets	$37,607	$40,713

Current liabilities	$15,095	$15,652
Short-term deferred contract revenue	2,960	3,067
Long-term deferred contract revenue	4,370	4,433
Long-term debt	8,103	9,517
Other liabilities	20	20
Stockholders’ equity	7,059	8,024

Total liabilities and stockholders’ equity	$37,607	$40,713